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Exhibit 2 -- Amendment to Portfolio Management Agreement

AMENDMENT of January 12, 1998, to that certain Portfolio Management
Agreement dated August 15, 1995, ("Agreement") between Institutional Capital Corporation ("Portfolio Manager") and The Hirtle Callaghan Trust, a Delaware business trust ("Trust").

WHEREAS, the Trust has retained the Portfolio Manager to provide to a continuous program of investment management for a portion of the assets of The Value Equity Portfolio of the Trust ("Account") pursuant to the Agreement and the parties have agreed to increase the rate at which the advisory fee payable to the Portfolio Manager for its services is calculated;

NOW THEREFORE, in consideration of the promises and covenants set forth herein and intending to be legally bound hereby, it is agreed between the parties as follows:

1. The Agreement shall be amended by deleting paragraph 4 of the Agreement in its entirety and substituting therefor the following:

Expenses and Compensation.
Portfolio Manager shall pay all of its expenses incurred in the performance of its duties under this Agreement and shall not be required to pay any other expenses of the Trust, including without limitation, brokerage expenses. For its services under this Agreement, Portfolio Manager shall be entitled to receive a fee at the annual rate of .35% of the average daily net asset value of the Account, which fee shall be payable monthly.

2. This Amendment shall become effective as of the first business day of the month following the date on which the shareholders of The Value Equity Portfolio shall have approved this Amendment in accordance with the provisions of the Investment Company Act of 1940 by the Board of Trustees of the Trust and by the shareholders of The Value Equity Portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers thereunto duly authorized as of the day and year first written above.

Institutional Capital Corporation

By:        _______________________

Title:     _______________________

The Hirtle Callaghan Trust

By:        _______________________

Title:     _______________________